Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

SECOND QUARTER 2020 RESULTS

New York, NY – August 7, 2020 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today reported results for the second quarter of 2020.

Highlights

~~•~~	Net income for the second quarter was $64.4 million, or $2.24 per diluted share, compared to a net loss of $16.5 million, or $0.57 per diluted share, in the second quarter of 2019. Net income for the quarter reflects the impact of a $4.1 million impairment charge and gain on sale of vessels. Net income excluding these items was $68.5 million, or $2.39 per diluted share.
•	Time charter equivalent (TCE) revenues(A) for the second quarter were $135.3 million, compared to $62.5 million for the second quarter of 2019.
•	Adjusted EBITDA(B) for the second quarter was $96.3 million, compared to $21.3 million for the same period of 2019.
•	Cash(C) was $144.5 million as of June 30, 2020; total liquidity was $184.5 million, including $40.0 million of undrawn revolver.
•	Repurchased 926,700 shares at an average price of $21.57 per share, for a total cost of $20 million, completing $30 million buyback authorization.
•	On August 4, 2020 renewed share buyback authorization program for a further $30 million.
•	Paid a regular quarterly cash dividend of $0.06 per share in June 2020 and announced a quarterly cash dividend of $0.06 per share payable in September 2020.
•	Subsequent to the end of the quarter, agreed to prepay the full $40.0 million outstanding under the Transition Term Loan Facility.

“During the second quarter, we generated our highest quarterly net income as a public company, marking our second consecutive quarter of record results,” said Lois K. Zabrocky, International Seaways’ President and CEO. “With significant operating leverage in the VLCC market and the midsized tanker sectors, we capitalized on the rate environment in the second quarter, driving our strong results and increasing our liquidity position. We also took advantage of the elevated market by entering into four favorable time charters for periods ranging from seven to 36 months, positioning International Seaways to optimize revenue during a time when rates have come off recent highs.”

Ms. Zabrocky continued, “We executed on our disciplined and balanced capital allocation strategy, which included paying a regular quarterly cash dividend and repurchasing $20 million of our shares in the second quarter, while also taking steps to further delever. Our ample liquidity has allowed the Company to take these steps, while maintaining balance sheet strength and the flexibility to continue to deploy capital to best serve shareholders. Going forward, we remain positive on the long-term outlook for the tanker market, and our priority is to provide safe, reliable service to our leading energy customers and ensure the safety of our onshore and at-sea professionals as we continue to operate in a COVID-19 environment.”

Jeff Pribor, the Company’s CFO, added, “We continue to successfully allocate capital to strengthen our balance sheet and capital structure and provide a return to shareholders. Combined with the savings from our successful refinancing earlier this year, the prepayment of our $40 million Transition Loan subsequent to the end of the quarter has enabled us to further reduce our cash breakevens to below $15,000 per day. Complementing our regular quarterly cash dividend of $0.06 paid to shareholders in June, we repurchased $20 million of shares during the quarter, creating additional value, and still ended the quarter with over $184 million in total liquidity.”

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Second Quarter 2020 Results

Net income for the second quarter was $64.4 million, or $2.24 per diluted share, compared to a net loss of $16.5 million, or $0.57 per diluted share, in the second quarter of 2019. The increase in the second quarter of 2020 primarily reflects substantially higher TCE revenues and lower interest expense. Net income for the first half of 2020 was $97.4 million, or $3.35 per diluted share, compared to a net loss of $5.6 million, or $0.19 per share, for the first half of 2019.

Consolidated TCE revenues for the second quarter of 2020 were $135.3 million, compared to $62.5 million for the second quarter of 2019. Shipping revenues for the second quarter of 2020 were $139.7 million, compared to $69.0 million for the second quarter of 2019.  Consolidated TCE revenues for the first half of 2020 were $255.0 million, compared to $156.5 million for the first half of last year. Shipping revenues for the first half of 2020 were $265.1 million compared to $170.9 million for the prior year period.

Strong TCE rates in the second quarter were driven initially by the breakdown of production cut agreements between OPEC and Russia, coupled with reduced demand due to COVID-19, creating an environment where excess oil production created a strong demand for oil tankers. Additionally, oil prices entered a strong contango market which drove traders to book oil tankers for storage. Record crude imports by China also had a positive impact on freight markets. As the quarter progressed, however, OPEC and Russia agreed to steep production cuts, oil markets recovered narrowing the contango, and accordingly, tanker freight markets subsequently declined, particularly on smaller ships. The larger ships, especially the VLCCs, have maintained healthier rates.

In the second quarter of 2020, the Company recorded an impairment charge of $5.5 million on one of its 2002-built VLCCs to write-down its carrying value to its estimated fair value at June 30, 2020. The decline in equity in income of affiliated companies for the second quarter of 2020 compared to the second quarter of 2019 reflects the Company’s sale of its interest in the LNG joint venture for net proceeds of approximately $123 million in October 2019. Interest expense decreased by $8.6 million for the second quarter of 2020 compared to the second quarter of 2019 as a result of lower average outstanding debt balances principally attributable to $110 million in principal prepayments on the 2017 Term Loan Facility during the second half of 2019 and the use of cash in the January 2020 refinancing, and substantially lower average margins and interest rates on the refinanced portion of debt entered into by the Company during the first quarter of 2020.

Adjusted EBITDA was $96.3 million for the quarter, compared to $21.3 million for the second quarter of 2019. Adjusted EBITDA was $170.5 million for the first half of 2020, compared to $68.6 million for the first half of 2019.

Crude Tankers

TCE revenues for the Crude Tankers segment were $105.9 million for the quarter compared to $45.7 million for the second quarter of 2019. This increase primarily resulted from the impact of higher average blended rates in the VLCC, Suezmax, Aframax and Panamax sectors, with average spot rates climbing to approximately $71,700, $49,000, $30,600 and $35,000 per day, respectively, aggregating approximately $64.4 million. Partially offsetting this increase was the impact of an 85-day reduction in VLCC revenue days aggregating $1.6 million. Lightering posted a strong second quarter EBITDA of $1.8 million even though revenue was down by $3.1 million. The quarter-over-quarter net decrease in VLCC revenue days reflects 104 drydock days during which VLCCs were out of service in the current quarter to have scrubbers installed and 89 days of offhire on the Seaways Mulan, which was held by Indonesian authorities from February 8, 2020 through June 8, 2020 and redelivered back to the Tankers International Pool on June 28, 2020. To date, the Company has completed the scrubber installations on seven of its modern VLCCs. Shipping revenues for the Crude Tankers segment were $110.4 million for second quarter of 2020 compared to $52.1 million for the second quarter of 2019. TCE revenues for the Crude Tankers segment were $194.7 million for the first half of 2020, compared to $118.2 million for the first half of 2019. Shipping revenues for the Crude Tankers segment were $204.1 million for the first half of 2020, compared to $132.5 million for the first half of 2019.

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During the second quarter of 2020, four of our VLCCs commenced time charters with major oil producing and trading companies at high rates. Seaways Kilimanjaro fixed for 3 years at $45,000 per day, Seaways Tanabe (one of our older units) fixed for 1 year at $53,000 per day and Seaways McKinley and Seaways Tybee fixed for seven months at an average of $100,000 per day.

Product Carriers

TCE revenues for the Product Carriers segment were $29.4 million for the quarter, compared to $16.8 million for the second quarter of 2019. This increase primarily resulted from the impact of higher average daily blended rates earned by the LR1, LR2 and MR fleets, with average spot rates rising to approximately $30,900, $38,900 and $17,200 per day, respectively, increasing TCE revenues by approximately $13.3 million in the aggregate compared to the second quarter of 2019. This was partially offset by a $1.0 million decline in TCE revenue arising from the net effect of a 368-day decrease in MR revenue days, resulting primarily from vessel sales, charter-in redeliveries and terminations, mitigated by a 181-day increase in LR1 revenue days primarily driven by the commencement of a two-year time charter-in of a 2006-built LR1 in August 2019, and the purchase of a 2009-built LR1 that was delivered in February 2020. Shipping revenues for the Product Carriers segment were $29.3 million for the second quarter of 2020, compared to $16.9 million for the second quarter of 2019. TCE revenues for the Product Carriers segment were $60.3 million for the first half of 2020, compared to $38.3 million for the first half of 2019. Shipping revenues for the Product Carriers segment were $61.0 million for the first half of 2020, compared to $38.4 million for the first half of 2019.

Share Repurchases

During the second quarter of 2020, the Company repurchased and retired 926,700 shares of its common stock in open-market purchases at an average price of $21.57 per share, for a total cost of $20.0 million, bringing year to date purchases to $30 million representing nearly 5% of the Company’s outstanding shares. Additionally, on August 4, 2020 the Company’s Board of Directors authorized a renewal of the share repurchase program in the amount of $30 million.

Payment of Regular Cash Dividend

The Company’s Board of Directors declared a regular quarterly cash dividend of $0.06 per share of common stock on August 4, 2020. The dividend will be paid on September 23, 2020 to shareholders of record at the close of business on September 9, 2020.

Debt Prepayment

In August 2020, the Company agreed to prepay the $40.0 million outstanding principal balance under the Transition Term Loan Facility using available cash on hand, bringing forward looking cash breakevens for its spot fleet to under $15,000 per day and increasing the number of unencumbered ships in our fleet to 14. It is expected that the prepayment will be made on or around August 10.

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Conference Call

The Company will host a conference call to discuss its second quarter 2020 results at 9:00 a.m. Eastern Time (“ET”) on August 7, 2020. To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at www.intlseas.com.

An audio replay of the conference call will be available starting at 12:00 p.m. ET on August 7, 2020 through 11:59 p.m. ET on August 14, 2020 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10146746.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 39 vessels, including 13 VLCCs, two Suezmaxes, five Aframaxes/LR2s, 13 Panamaxes/LR1s and four MR tankers. Through joint ventures, it has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2019 for the Company, the Quarterly Report on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

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Consolidated Statements of Operations
($ in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$100,059	$44,713	$201,268	$112,350
Time and bareboat charter revenues	26,655	6,541	35,259	12,061
Voyage charter revenues	13,011	17,756	28,535	46,473
Total Shipping Revenues	139,725	69,010	265,062	170,884

Operating Expenses:
Voyage expenses	4,436	6,523	10,042	14,368
Vessel expenses	30,278	30,746	63,238	61,284
Charter hire expenses	7,540	13,033	17,771	30,218
Depreciation and amortization	18,880	18,818	37,147	37,747
General and administrative	6,694	6,297	14,128	13,070
Provision for credit losses, net	(129)	(21)	(67)	1,277
Third-party debt modification fees	-	-	232	30
Loss on disposal of vessels and other property,
including impairments	4,134	1,548	1,330	1,500
Total operating expenses	71,833	76,944	143,821	159,494
Income/(loss) from vessel operations	67,892	(7,934)	121,241	11,390
Equity in income of affiliated companies	5,205	8,015	10,316	16,085
Operating income	73,097	81	131,557	27,475
Other income/(expense)	143	839	(13,289)	1,875
Income before interest expense and income taxes	73,240	920	118,268	29,350
Interest expense	(8,881)	(17,443)	(20,890)	(34,976)
Income/(loss) before income taxes	64,359	(16,523)	97,378	(5,626)
Income tax provision	(1)	-	(1)	-
Net Income/(loss)	$64,358	$(16,523)	$97,377	$(5,626)

Weighted Average Number of Common Shares Outstanding:
Basic	28,469,969	29,220,345	28,812,299	29,200,897
Diluted	28,639,780	29,220,345	28,989,146	29,200,897

Per Share Amounts:
Basic net income/(loss) per share	$2.26	$(0.57)	$3.37	$(0.19)
Diluted net income/(loss) per share	$2.24	$(0.57)	$3.35	$(0.19)

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Consolidated Balance Sheets
($ in thousands)
	June 30,	December 31,
	2020	2019
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$128,063	$89,671
Voyage receivables	100,876	83,845
Other receivables	5,003	3,938
Inventories	1,878	3,896
Prepaid expenses and other current assets	6,412	5,994
Total Current Assets	242,232	187,344

Restricted Cash	16,398	60,572
Vessels and other property, less accumulated depreciation	1,287,478	1,292,516
Deferred drydock expenditures, net	28,115	23,125
Total Vessels, Deferred Drydock and Other Property	1,315,593	1,315,641
Operating lease right-of-use assets	26,386	33,718
Investments in and advances to affiliated companies	155,191	153,292
Other assets	3,156	2,934
Total Assets	$1,758,956	$1,753,501

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$29,424	$27,554
Current portion of operating lease liabilities	10,411	12,958
Current installments of long-term debt	81,483	70,350
Current portion of derivative liability	9,227	3,614
Total Current Liabilities	130,545	114,476
Long-term operating lease liabilities	13,504	17,953
Long-term debt	523,414	590,745
Long-term derivative liability	18,191	6,545
Other liabilities	1,249	1,489
Total Liabilities	686,903	731,208

Equity:
Total Equity	1,072,053	1,022,293
Total Liabilities and Equity	$1,758,956	$1,753,501

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Consolidated Statements of Cash Flows
($ in thousands)
	Six Months Ended June 30,
	2020	2019
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income/(loss)	$97,377	$(5,626)
Items included in net income/(loss) not affecting cash flows:
Depreciation and amortization	37,147	37,747
Loss on write-down of vessels and other assets	5,469	-
Amortization of debt discount and other deferred financing costs	1,708	3,560
Deferred financing costs write-off	12,501	-
Stock compensation, non-cash	2,503	1,821
Earnings of affiliated companies	(10,209)	(16,367)
Change in fair value of interest rate collar recorded through earnings	1,271	-
Other – net	512	227
Items included in net income/(loss) related to investing and financing activities:
(Gain)/loss on disposal of vessels and other property, net	(4,139)	1,500
Loss on extinguishment of debt	1,014	-
Cash distributions from affiliated companies	5,250	6,528
Payments for drydocking	(12,513)	(10,878)
Insurance claims proceeds related to vessel operations	570	640
Changes in operating assets and liabilities	(10,771)	24,626
Net cash provided by operating activities	127,690	43,778
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(40,949)	(5,356)
Proceeds from disposal of vessels and other property	13,578	9,090
Expenditures for other property	(348)	(301)
Investments in and advances to affiliated companies, net	(46)	434
Repayments of advances from affiliated companies	-	5,272
Net cash (used in)/provided by investing activities	(27,765)	9,139
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	362,989	-
Extinguishment of debt	(382,699)	-
Payments on debt	(51,266)	(19,652)
Cash dividends paid	(3,412)	-
Repurchases of common stock	(29,997)	-
Cash paid to tax authority upon vesting of stock-based compensation	(1,200)	(359)
Other – net	(122)	(258)
Net cash used in financing activities	(105,707)	(20,269)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(5,782)	32,648
Cash, cash equivalents and restricted cash at beginning of year	150,243	117,644
Cash, cash equivalents and restricted cash at end of period	$144,461	$150,292

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Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended June 30, 2020 and the comparable period of 2019. Revenue days in the quarter ended June 30, 2020 totaled 3,241 compared with 3,430 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $719 and $803 per day for the three months ended June 30, 2020 and 2019, respectively.

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$71,747	$67,214		$20,038	$-
Number of Revenue Days	719	261	980	1,065	-	1,065
Suezmax
Average TCE Rate	$48,989	$-		$20,772	$-
Number of Revenue Days	180	-	180	182	-	182
Aframax
Average TCE Rate	$30,559	$-		$13,540	$-
Number of Revenue Days	334	-	334	318	-	318
Panamax
Average TCE Rate	$35,049	$16,258		$12,095	$13,199
Number of Revenue Days	91	540	631	113	486	599
Total Crude Tankers Revenue Days	1,324	801	2,125	1,678	486	2,164
Product Carriers
LR2
Average TCE Rate	$38,933	$-		$17,746	$-
Number of Revenue Days	91	-	91	72	-	72
LR1
Average TCE Rate	$30,851	$-		$17,271	$-
Number of Revenue Days	545	-	545	347	-	347
MR
Average TCE Rate	$17,168	$-		$11,571	$-
Number of Revenue Days	480	-	480	847	-	847
Total Product Carriers Revenue Days	1,116	-	1,116	1,266	-	1,266
Total Revenue Days	2,440	801	3,241	2,944	486	3,430

Revenue days in the above table exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

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Fleet Information

As of June 30, 2020, INSW’s owned and operated 40 vessels, 34 of which were owned, 4 of which were chartered in, and 2 FSOs were held through joint venture partnerships.

	Vessels Owned		Vessels Chartered-in		Total at June 30, 2020
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	-	-	2	1.0	864,046
VLCC	13	13.0	-	-	13	13.0	3,947,222
Suezmax	2	2.0	-	-	2	2.0	316,864
Aframax	2	2.0	2	2.0	4	4.0	450,804
Panamax	7	7.0	-	-	7	7.0	487,365
Crude Tankers	26	25.0	2	2.0	28	27.0	6,066,301

LR2	1	1.00	-	-	1	1.0	112,691
LR1	5	5.00	1	1.0	6	6.0	443,077
MR	4	4.00	1	1.0	5	5.0	252,443
Product Carriers	10	10.00	2	2.0	12	12.0	808,211

Total Operating Fleet	36	35.0	4	4.0	40	39.0	6,874,512

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2020	2019	2020	2019
Time charter equivalent revenues	$135,289	$62,487	$255,020	$156,516
Add: Voyage expenses	4,436	6,523	10,042	14,368
Shipping revenues	$139,725	$69,010	$265,062	$170,884

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(B) EBITDA and Adjusted EBITDA

EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss) as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2020	2019	2020	2019
Net income/(loss)	$64,358	$(16,523)	$97,377	$(5,626)
Income tax provision	1	-	1	-
Interest expense	8,881	17,443	20,890	34,976
Depreciation and amortization	18,880	18,818	37,147	37,747
EBITDA	92,120	19,738	155,415	67,097
Third-party debt modification fees	-	-	232	30
Loss on disposal of vessels and other property,
including impairments	4,134	1,548	1,330	1,500
Write-off of deferred financing costs	-	-	12,501	-
Loss on extinguishment of debt	21	-	1,014	-
Adjusted EBITDA	$96,275	$21,286	$170,492	$68,627

(C) Total Cash

	June 30,	December 31,
($ in thousands)	2020	2019
Cash and cash equivalents	$128,063	$89,671
Restricted cash	16,398	60,572
Total Cash	$144,461	$150,243

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